Exhibit 3.1a

State of Delaware Secretary of State Division of Corporations Delivered 05:06 PM 05/14/2010 FILED 04:43 PM 05/14/2010 SRV 100513202 - 2360565 FILE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REMY INTERNATIONAL, INC.

REMY INTERNATIONAL, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

1. That the Board of Directors of the Corporation by resolution duly adopted by unanimous written consent, declared it advisable that the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 6, 2007 be amended by amending Article IV, Section 4.1 to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 130,087, 000 shares, consisting of 130,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 87,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”, and together with the Common Stock, the “Shares”).”

2. That such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

3. This Certificate of Amendment shall become effective on June 1, 2010.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf by its Chief Executive Officer this 19th day of April, 2010.

Name:	John H. Weber
Title:	President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 12:05 PM 12/06/2007 FILED 12:05 PM 12/06/2007 SRV 071291357 - 2360565 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REMY INTERNATIONAL, INC.

REMY INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Remy International, Inc.”, The Corporation was originally incorporated under the name “Transportation Systems, Inc.”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 22, 1993.

2. This Amended and Restated Certificate of Incorporation (“Certificate”) was made and filed pursuant to an order of the United States Bankruptcy Court, District of Delaware, dated November 20, 2007 in In re: Remy Worldwide Holdings, Inc., Case No. 07-11481 under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and Section 303 of the Delaware General Corporation Law.

3. This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4. The text of the certificate of incorporation is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Remy International, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 20,087,000 shares, consisting of 20,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 87,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”, and together with the Common Stock, the “Shares”),

Section 4.2 Preferred Stock.

(a) 27,000 of the authorized shares of the Corporation’s Preferred Stock shall be designated as the “Series A Preferred Stock,” $0.0001 par value per share (hereafter referred to as the “Series A Preferred Stock”). The Series A Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in the certificate of designation attached hereto as Exhibit A (the “Series A Preferred Stock Designation”).

(b) 60,000 of the authorized shares of the Corporation’s Preferred Stock shall be designated as the “Series B Preferred Stock,” $0.0001 par value per share (hereafter referred to as the “Series B Preferred Stock”). The Series B Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in the certificate of designation attached hereto as Exhibit B (the “Series B Preferred Stock Designation”, and, collectively with the Series A Preferred Stock Designation, the “Preferred Stock Designations”).

Section 4.3 Limitation on Nonvoting Stock. Notwithstanding anything herein to the contrary, the Corporation shall not issue nonvoting capital stock to the extent prohibited by section 1123 of title 11 of the Bankruptcy Code; provided, however, that this Section 4.3: (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect only for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

Section 4.4 Common Stock.

(a) Each share of Common Stock (the “Common Stockholders”) shall be entitled to one (1) vote on each matter properly submitted to the stockholders on which the Common Stockholders are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the Common Stockholders shall have the exclusive right (subject to Section 5.5) to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Other than as set forth in Section 5.5, directors shall be elected by the holders of a plurality of the Common Stock.

(b) Notwithstanding anything to the contrary permitted herein, under applicable law or regulation or in the Bylaws of the Corporation (the “Bylaws”), the

Corporation shall not, without first obtaining the approval of the holders of 66-2/3% or more of the then outstanding shares of Common Stock (a “Supermajority Approval”):

(i) reduce or increase the number of members of the Board of Directors (the “Board”) to a number other than seven (7);

(ii) subject to the rights of the Major Holders under Section 4.4(c)(iii) and the holders of Preferred Stock set forth in any Preferred Stock Designation, repeal, amend, or otherwise modify, rescind or waive any provisions of this Certificate or the Bylaws; provided, that notwithstanding the foregoing, unless (x) approval of the Common Stockholders is expressly required by the Bylaw provision being repealed, amended or otherwise modified, rescinded or waived or (y) the proposed provision or the proposed repeal, amendment or other modification, rescission or waiver would be inconsistent with a provision expressly requiring Common Stockholder approval, Bylaws may be repealed, amended or otherwise modified, rescinded or waived with the consent of the Board; or

(iii) consummate, or permit any controlled subsidiary to consummate, any proposal that (A) the Corporation or any controlled subsidiary merge or consolidate with any Related Person (as defined below), (B) the Corporation or any controlled subsidiary sell or exchange all or a substantial part of its assets to or with such Related Person, or that (C)the Corporation or any controlled subsidiary issue or deliver any stock or other securities of its issue in exchange or payment for any services, properties or assets (other than cash) of such Related Person or securities issued by such Related Person, or in a merger of the Corporation or any Affiliate (as defined below) of the Corporation with or into such Related Person (provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was duly approved by resolution of the Board prior to the acquisition of the beneficial ownership of more than five percent (5%) of the outstanding Common Stock of the Corporation by such Related Person); or (D) involves any other transaction, agreement or arrangement with any Related Person other than a director or employee of the Corporation, but not including (i) any such item (including, without limitation, any transaction to which the rights specified in Article VIII below apply) contemplated by the Plan (as defined below), this Certificate, that certain registration rights agreement, dated as of the date hereof, by and between the Corporation and certain holders of the Shares (the “Registration Rights Agreement”) or any related agreements, and (ii) any other transaction having a value of less than 10% of the Corporation’s consolidated stockholders’ equity as of the end of the most-recently ended quarter (any such transaction, agreement or other arrangement, an “Affiliate Transaction”) (provided, however, that in no event will the Corporation be permitted to enter into an Affiliate Transaction unless such Affiliate Transaction is fair to the Corporation as determined by a majority of independent directors).

A. “Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

B. “Notes” means, collectively, the 11% Senior Subordinated Notes due May 1, 2009 and the 9 3/8% Senior Subordinated Notes due April 15, 2012, issued by Remy International, Inc.

C. “Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

D. “Petition Date” means the date on which Remy Worldwide Holdings, Inc. and certain of its affiliated entities filed their petitions for relief commencing jointly-administered cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

E. “Plan” means that certain Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 31, 2007, of Remy Worldwide Holdings, Inc. and each of the entities listed on Annex I thereto, including all exhibits and supplements thereto, which plan became effective on the date of filing of this Certificate with the Secretary of State of the State of Delaware (the “Effective Date”).

F. “Related Person” means (x) any Affiliate of the Corporation or (y) any other Person if such other Person or its Affiliates singly or in the aggregate directly or indirectly beneficially own, or otherwise control, more than 10% of the outstanding Shares.

G. For the purposes of this provision, a “substantial part” of the assets of the Corporation shall mean assets comprising more than 10% of the book value of the total assets of the Corporation and its subsidiaries taken as a whole.

(c) In addition, the Corporation shall not take any of the following actions, and shall not approve the taking of any of the following actions by any of its subsidiaries (in each case, whether by amendment of this Certificate, merger, consolidation or otherwise), without the prior written approval of the holders of at least a majority of the shares of Common Stock then held by (x) Fidelity National Special Opportunities, Inc. (“FNSO”) and (y) transferees of FNSO who have acquired (1) Notes from FNSO after the Petition Date and prior to the Effective Date or (2) Common Stock from FNSO after the Effective Date and, in each case, who are designated by written notice to the Corporation as Major Holders by FNSO (together, the “Major Holders”) or who are so designated by another Major Holder, as long as the Major Holders hold at least 34% of the then outstanding shares of Common Stock:

(i) the approval of the annual operating budget and capital expenditure budget of the Corporation and its subsidiaries and any interim modification or deviation in excess of 5% in any line item thereof;

(ii) any authorization, reservation for issuance or issuance of capital stock of the Corporation or its subsidiaries, including any options, warrants or securities convertible into capital stock of the Corporation or its subsidiaries, except for the initial options to purchase Shares under the management incentive plan contemplated by and adopted pursuant to the Plan (the “Management Incentive Plan”);

(iii) any amendment to this Certificate or the Bylaws of the Corporation or any of its subsidiaries in a manner which adversely affects the rights of Major Holders, which adversely affects the indemnification or exculpation of any director of the Corporation or which amends the rights or powers of any officer of the Corporation;

(iv) the election, removal, and compensation of the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Corporation or any of its subsidiaries;

(v) the acquisition, by merger or consolidation, or by purchase of, or investments in, all or substantially all of the assets or stock of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, in excess of $10,000,000 per transaction or series of related transactions;

(vi) subject to the rights of the Proposing Stockholders (as defined below) under Section 8.5 any (A) disposition of any material assets of the Corporation or any of its material subsidiaries, (B) sale of all or substantially all of the assets of, or liquidation, dissolution or recapitalization of, the Corporation or any of its material subsidiaries, or (C) change of control of the Corporation or a material subsidiary, whether through merger or sale of stock or otherwise, the result of which is Persons owning voting stock of the Corporation or such material subsidiary, as the case may be, prior to such transaction do not hold more than 50% of the voting stock of the Corporation or such material subsidiary after giving effect to such transaction;

(vii) the incurrence of any indebtedness for borrowed money by the Corporation or any of its subsidiaries in excess of $10,000,000 in the aggregate or the granting of any lien or encumbrance on the assets or pledge of the capital stock of the Corporation or its subsidiaries (other than (A) indebtedness incurred under, and liens imposed in connection with, debt incurred on the Effective Date, (B) liens or encumbrances granted in the ordinary course of business consistent with past practice, and (C) liens or encumbrances on assets having a value of not more than $5,000,000);

(viii) entering into or effecting any transaction or series of related transactions in connection with or involving the repurchase, redemption or other acquisition of capital stock of the Corporation (other than any required, and up to $1,000,000 in annual optional, repurchases of capital stock or options from employees pursuant to certain repurchase rights under the Management Incentive Plan) or any subsidiary;

(ix) declaring or paying any cash or other dividend or making any other distribution on the capital stock of the Corporation or any of its subsidiaries other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Corporation to its equity holder and payment-in-kind dividends on the Preferred Stock in accordance with the applicable Preferred Stock Designation;

(x) subject to rights granted under the Registration Rights Agreement, any public offering or any listing on any securities exchange (including any level of the NASDAQ Stock Market);

(xi) any change in the number of directors of the Board; or

(xii) committing to do any of the actions provided in (i) through (xi) above.

(d) Subject to the rights of the holders of Preferred Stock, Common Stockholders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(e) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the Common Stockholders shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be seven (7).

(b) The term of the initial directors shall terminate at the first annual meeting (the “Initial Meeting”) of stockholders held after the Effective Date; the initial directors shall not be removed prior to the Initial Meeting except for cause, pursuant to Section 5.5, Section 5.6 or at any time after delivery of a Drag Along Notice (as defined below) in accordance with Section 8.5(b) in order to give effect to the last sentence of Section 8.5(b). At the Initial Meeting and each succeeding annual meeting of stockholders, successors shall be elected for a one-year term.

(c) Subject to Section 5.5 and Section 5.6, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies.

Subject to Sections 4.4(b)(i), 4.4(c)(xi) and 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled (i) by a majority vote of the directors then in office, even if less than a quorum, or (ii) by a sole remaining director. Notwithstanding the foregoing, in the event of a vacancy occurring for any reason with respect to a director designated by the Major Holders pursuant to Section 5.5, such vacancy shall be filled only by a person designated by the Major Holders.

Section 5.4 Removal.

Subject to Section 5.2(b) and Section 5.5, any or all of the directors may be removed from office, but only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any or all of the directors may be removed from office at any time for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Major Holders – Directors.

(a) At any time the Major Holders hold no less than 34% of the outstanding shares of Common Stock, three (3) directorships shall be filled by persons designated by the Major Holders; at any time the Major Holders hold less than 34%, but no less than 25%, of the outstanding shares of Common Stock, two (2) directorships shall be filled by persons designated by the Major Holders; at any time the Major Holders hold less than 25%, but no less than 15%, of the outstanding shares of Common Stock, one (1) directorship shall be filled by a person designated by the Major Holders; and, in each case, designation by the Major Holders shall be required for any person to qualify for election to serve as a director of the Corporation pursuant to this Section 5.5(a). Directorships designated by the Major Holders pursuant to this Section 5.5(a) shall include, and shall not be in addition to, any directors designated by the Major Holders prior to the Effective Date (including such directors designated under the Plan). Any director designated by the Major Holders (a “Designated Director”) may be removed without cause only with the prior written consent of the Major Holders, and any vacancy on the Board occurring as a result of any removal of a director designated by the Major Holders shall be filled only by a person designated by the Major Holders in accordance with this Section 5.5(a); provided, however, that the Major Holders may designate a director to fill such vacancy only if and to the extent that, at the time of such designation, the Major Holders hold shares of Common Stock in an amount that would entitle them to designate such directorship pursuant to the first sentence of this Section 5.5(a). The Major Holders may, by written notice to the Corporation, revoke a designation for any Designated Director and, upon delivery of such notice, such Designated Director shall cease to qualify and be deemed to have resigned as a director of the Corporation and shall be replaced in the manner provided in this Section 5.5(a).

(b) At any time FNSO holds no less than 34% of the outstanding shares of Common Stock, (i) the Chairman of the board of directors shall be a director selected by FNSO from time to time (by written notice to the Corporation) from among the Designated Directors (and until delivery of any such notice, and provided William P. Foley II serves as a Designated Director, he shall serve as the initial Chairman), and (ii) the removal of the Chairman, appointment of a successor Chairman, and the filling of any vacancy in the office of the Chairman, shall be subject to the prior written approval of FNSO.

Section 5.6 Senior Noteholders – Directors.

At all times until the annual meeting of stockholders held in 2009, one (1) directorship shall be filled by a person designated by the Senior Noteholders (as defined below); and, in each case, designation by the Senior Noteholders shall be required for any person to qualify for election to serve as a director of the Corporation pursuant to this Section 5.6. At all times until the annual meeting of stockholders held in 2009, any director designated by the Senior Noteholders (a “Senior Noteholder Designated Director”) may be removed without cause only with the prior written consent of the Senior Noteholders, and any vacancy on the Board occurring as a result of any removal of a director designated by the Senior Noteholders shall be filled only by a person designated by the Senior Noteholders in accordance with this Section 5.6.

The Senior Noteholders may, by written notice to the Corporation, revoke a designation for any Senior Noteholder Designated Director and, upon delivery of such notice, such Senior Noteholder Designated Director shall cease to qualify and be deemed to have resigned as a director of the Corporation and shall be replaced in the manner provided in this Section 5.6. The term “Senior Noteholders” means, collectively, Ore Hill Hub Fund, Ltd. and Third Point, LLC.

Section 5.7 Preferred Stock – Directors.

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power, subject to the provisions hereof, including, without limitation, Sections 4.4(b)(ii) and 4.4(c)(iii) and the terms of any Preferred Stock Designation, to adopt, amend, modify, rescind or waive the Bylaws.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Personal Liability.

Except as otherwise set forth in Section 7.2(e), no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including, without limitation, proceedings by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

(e) Notwithstanding anything to the contrary set forth in this Article VII, to the extent that (i) any Covered Person’s claim for indemnification hereunder arose prior to the Effective Date and (ii) such Covered Person served as a member of the Board solely prior to, but not as of or after, the Effective Date, (A) in no event shall such Covered Person have any rights, claims, or causes of action against the Corporation, and (B) the Corporation shall not be obligated to provide indemnification under this Certificate to any such Covered Person, except as specifically set forth in the Plan.

ARTICLE VIII

RESTRICTIONS ON THE TRANSFER OF SHARES

Section 8.1 Restrictions on Transferability. No Shares shall be Transferred (as defined below), except upon the conditions set forth in this Article VIII, and the Corporation shall not register in its books the Transfer of any Shares unless such Transfer has been effected in accordance with the terms set forth below.

Section 8.2 Compliance with Securities Laws. Notwithstanding any other provision of this Certificate, Shares shall not be Transferred, and the Corporation shall not be required to register any Transfer of Shares on its books, unless the Corporation shall be reasonably satisfied prior to such Transfer that registration under the Securities Act of 1933, as amended and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer.

Section 8.3 Limitation on Number of Shareholders. Notwithstanding anything set forth in this Certificate, or the compliance with any of the terms hereof, prior to January 1, 2008, no Transfer of Shares shall be effective, and any such Transfer of Shares shall be deemed null and void, if, as a result of any such Transfer, the record number of holders of the Corporation’s equity securities would exceed 450.

Section 8.4 Tag Along Rights.

(a) Other than Permitted Transfers (as defined below), if a holder or holders of Common Stock (collectively referred to as the “Transferring Shareholder(s)”) propose(s) to sell, transfer or otherwise dispose of (a “Transfer”) a number of shares of Common Stock representing forty percent (40%) or more of the Common Stock then outstanding, then the Transferring Shareholder shall give written notice (the “Tag Along Sale Notice”) to the Corporation and the other holders of Common Stock at least twenty (20) Business Days (as defined below) prior to the closing of such Transfer and the other holders of Common Stock shall have the right (but not the obligation) to include in such sale up to all of the shares of Common Stock held by such holder (the “Tag Along Right”). If the proposed purchaser elects to purchase less than all of the shares of Common Stock offered for sale as a result of the holders’ exercise of their respective Tag Along Rights, the Transferring Shareholder(s) and each holder exercising its Tag Along Right (each a “Tag Along Participant’) will have the right to include its Pro Rata Portion of the Common Stock to be Transferred to the proposed purchaser on the same terms and conditions (the “Transferee Terms”) and for the same price (the “Tag Along Price”) as the Transferring Shareholder(s) including without limitation in exchange for a pro rata share of all consideration received by the Transferring Shareholder(s). A “Permitted Transfer” shall be (i) a Transfer to any Person who is an Affiliate of the Shareholder Transferring such shares or (ii) any Transfer pursuant to a public offering; provided, however, that any such Transfer is in good faith and not for the primary purpose of circumventing the transfer restrictions set forth in this Section 8.4, through the Transfer to an Affiliate of the Transferring Shareholder in connection with a transaction or series of related transactions in which the control of such Affiliate will be transferred or is intended to be transferred to a party other than another Affiliate of the Transferring Shareholder. “Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City, “Pro Rata Portion” shall be determined based on the proportion that the number of shares of Common Stock held by such Transferring Shareholder or Tag Along Participant, as applicable, bears to the total number of shares of Common Stock then outstanding.

(b) The Tag Along Right may be exercised by each Tag Along Participant by delivery of a written notice to the Transferring Shareholder(s) (the “Tag Along Exercise Notice”) within ten (10) days from the date of receipt of the Tag Along Sale Notice. The Tag Along Exercise Notice shall state the number of shares of Common Stock (up to its Pro Rata Portion) that such Tag Along Participant wishes to include in such Transfer to the third party purchaser, Upon the giving of a Tag Along Exercise Notice, such Tag Along Participant shall be entitled and obligated to sell the portion of such Tag Along Participant’s Common Stock set forth in the Tag Along Exercise Notice, to the third party purchaser on the Transferee Terms; provided, however, that the Transferring Shareholder(s) shall not consummate the Transfer of any Common Stock offered by it if the third party purchaser does not acquire all Common Stock that each Tag Along Participant is entitled and elects to sell pursuant hereto. After expiration of the ten (10) day period referred to above, if the provisions of this Section 8.4 have been complied with in all respects, the Transferring Shareholder(s) and each Tag Along Participant that delivered a Tag Along Exercise Notice shall sell their respective Common Stock to the third party purchaser on the Transferee Terms and on the date proposed in the Tag Along Sale Notice (or such other date within sixty (60) days of such proposed date as may be agreed among the participants in such Transfer). The Transferring Shareholder(s) agrees to use its commercially reasonable efforts to ensure that the Transferee Terms provide for several, and not joint, liability, with respect to the indemnification and comparable obligations contained within such Transferee Terms.

Section 8.5 Drag Along Rights.

(a) In the event that any Common Stockholder or any group of Common Stockholders acting together or pursuant to a common plan or arrangement, proposes to sell, or otherwise dispose of, to a Person or a group of Persons, other than an Affiliate of the transferring Common Stockholders (a “Purchaser”), shares of Common Stock representing more than fifty percent (50%) of the then outstanding shares of Common Stock (a “Majority Sale”), such Common Stockholder(s) (the “Proposing Stockholders”), shall have the right (the “Drag Along Right”) to require each of the other Common Stockholders to sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Purchaser a number of shares of Common Stock held by each such other Common Stockholder as shall equal the same percentage of the shares of Common Stock held by such other Common Stockholders as the percentage of the shares of Common Stock held by the Proposing Stockholders that the Proposing Stockholders propose to sell to the Purchaser, upon the same terms (including the purchase price) and subject to the same conditions as are applicable to the Proposing Stockholders; provided, however, that (i) any representations and warranties relating specifically to any Common Stockholder shall only be made by that Common Stockholder and such Common Stockholder shall be solely responsible for providing indemnification (if any) resulting from inaccuracies of such representations and warranties and (ii) with respect to indemnification provided by the Common Stockholders for inaccuracies of representations or warranties relating to matters not covered by the immediately preceding clause (i) (except in the case of fraud or willful misrepresentation), such indemnification shall be based on the proportion of the relative purchase price being received by each Common Stockholder in respect of its Common Stock in the proposed sale to the aggregate purchase price being received by all Common Stockholders in respect of their Common Stock.

(b) The Proposing Stockholders shall provide notice to each of the other Common Stockholders (a “Drag Along Notice”) of (i) the Proposing Stockholders’ intent to exercise their Drag Along Right in accordance with Section 8.5; (ii) the identity of the proposed Purchaser in such Majority Sale and (iii) a summary of the purchase price and other relevant terms and conditions of such Majority Sale, no later than ten (10) Business Days prior to the proposed closing of such Majority Sale. At the closing of the sale pursuant to the Drag Along Right, the Proposing Stockholders and the other Common Stockholders subject to such Drag Along Right shall deliver to the proposed Purchaser certificates representing their shares of Common Stock, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, and the Purchaser shall pay to each such Common Stockholder the consideration due to it in accordance with the terms of such transaction, this Certificate and any Preferred Stock Designation. Notwithstanding the foregoing, any such transaction may be structured as a merger, consolidation, amalgamation or similar transaction at the discretion of the Proposing Stockholders and the Purchaser and, in such event, each Common Stockholder subject to the Drag Along Right agrees, if such transaction entitles Common Stockholders to vote thereupon or consent thereto, (x) to vote all of the shares of Common Stock held by such Common Stockholder in favor of, or to consent to, any such transaction and (y) if applicable, not to exercise any appraisal or similar rights with respect to such transaction.

Section 8.6 Pre-emptive Rights.

Until the Corporation’s initial public offering of common stock occurs, each time the Corporation proposes to issue any equity securities (collectively, the “Additional Equity Securities”), except for Excluded Issuances (as defined below), the Corporation shall no less than thirty (30) days prior to selling or issuing any such Additional Equity Securities to any Person, make a written offer of such Additional Equity Securities concurrently to each holder of at least three percent (3%) of the then outstanding shares of Common Stock (each a “Significant Shareholder”) in accordance with the following provisions:

(a) The Corporation shall deliver written notice (a “Pre-emptive Right Sale Notice”) to each Significant Shareholder stating (i) the Corporation’s bona fide intention to offer such Additional Equity Securities, (ii) the number and type of such Additional

Equity Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Additional Equity Securities.

(b) Upon its receipt of the Pre-emptive Right Sale Notice, each Significant Shareholder shall have the right to elect to purchase, at the price and on the purchase terms specified in such Pre-emptive Right Sale Notice (which price shall be no greater than the price to be paid by, and the purchase terms not materially less favourable than those offered to, any other Person to purchase Additional Equity Securities), up to that portion of such Additional Equity Securities which equals the proportion that the number of shares of Common Stock held by such Significant Shareholder bears to the total number of shares of Common Stock then outstanding. A Significant Shareholder shall exercise its election to purchase its pro rata share of Additional Equity Securities by delivering written notice (a “Subscription Notice”) to the Corporation of such election within fifteen (15) days of such Significant Shareholder’s receipt of a Pre-emptive Right Sale Notice.

(c) In the event that a Subscription Notice is timely delivered to the Corporation in accordance with Section 8.6(b), the Corporation shall be obligated to sell to such Significant Shareholder its pro rata share of such Additional Equity Securities at the time of the sale of Additional Equity Securities to other Persons, but in no event later than sixty (60) days following the delivery by the Corporation to the Significant Shareholders of the Pre-emptive Right Sale Notice.

(d) In the event that any Significant Shareholder (a “non-purchasing shareholder”) fails to elect within the fifteen (15) day period set forth in Section 8.6(b) to purchase all of its pro rata share of Additional Equity Securities, the Corporation shall within two (2) Business Days following the expiration of such aforementioned period send written notice thereof to all Significant Shareholders that timely delivered a Subscription Notice (each, a “participating shareholder”). Each participating shareholder may within five (5) Business Days from the date it receives the aforementioned notice from the Corporation elect to purchase a pro rata portion of the non-purchasing shareholder’s portion of Additional Equity Securities (based on the proportion that the number of shares of Common Stock held by such participating shareholder (on the date of the Pre-emptive Right Sale Notice) bears to the total number of shares of Common Stock held by all participating shareholders (on the date of the Pre- emptive Right Sale Notice) electing to purchase a pro rata portion of the Additional Equity Securities offered for purchase to such non-purchasing shareholder).

(e) To the extent that any Additional Equity Securities are not subscribed for by the Significant Shareholders pursuant to the above procedures, the Corporation shall be entitled to sell any such unsubscribed Additional Equity Securities to any Person; provided, that the sale price for such Additional Equity Securities shall not be lower than the price contained in the Pre-emptive Right Sale Notice and that the purchase terms and conditions of the transaction are not materially more favourable to such Person than those offered to the Significant Shareholders and described in the Pre-emptive Right Sale Notice.

(f) “Excluded Issuances” shall mean the issuance of shares of Common Stock (i) representing not more than eight percent (8%) of the fully-diluted equity of the Corporation granted pursuant to or issued upon the exercise of options granted under an equity incentive plan, including the Management Incentive Plan, (ii) in consideration for a transaction approved by the Board which does not result in the issuance for cash of more than five percent (5%) of the outstanding shares of Common Stock, (iii) pursuant to conversion or exchange rights included in securities previously issued or (iv) in connection with a stock split, stock division or stock dividend.

Section 8.7 Legends. Until such time as the rights set forth in this Article VIII shall have terminated as provided in Article X below, all certificates representing Common Stock shall be stamped or typed in a conspicuous place with the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT, AS PROVIDED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED FROM TIME TO TIME, TO (I) CERTAIN TRANSFER RESTRICTIONS WHICH RESTRICT THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH SHARES AND (II) AN OBLIGATION TO SELL OR TRANSFER SUCH SHARES IF REQUIRED IN CERTAIN CIRCUMSTANCES. THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF THE CERTIFICATE OF INCORPORATION.

ARTICLE IX

INFORMATION RIGHTS

Section 9.1 Information for Fiscal 2007. The Corporation will make available to each holder of Shares through a restricted website (e.g., Intralinks) the following information, provided, however, that each holder of Shares that accesses such website must agree to keep such information confidential until the Corporation becomes a public reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”) (although it may be shared with prospective purchasers of Common Stock who agree to a comparable confidentiality restriction); and, provided, further, that the Corporation may prohibit such information from being shared with customers, suppliers or other parties engaged in business with the Corporation with whom it would be damaging to the Corporation’s business to share such information, as determined by the Board:

(a) As soon as available but in any event within (i) forty-five (45) days after the end of the third fiscal quarter of 2007 and (ii) sixty (60) days after the end of fiscal 2007, consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows), which shall be unaudited in the case of the third quarter information, and a narrative discussion, prepared by the officers of the Corporation, comparing the operations for the current fiscal year to date and the same period for the previous fiscal year.

Section 9.2 Information for Periods After December 31, 2007.

(a) Until such time as the Corporation becomes a 1934 Act reporting company, commencing as of the first quarter of 2008, the Corporation will make available to each holder of Shares (including the holders of Preferred Stock) through a public website (e.g., the Corporation’s website) the following information:

(i) as soon as available but in any event within ninety (90) days after the end of the fiscal year, (i) audited consolidated financial statements and financial information of the type that satisfies the requirements of the 1934 Act (including an income statement, balance sheet and statement of cash flows), accompanied by (ii) a narrative discussion, prepared by the officers of the Corporation, comparing the operations of the current fiscal year and the previous fiscal year; and

(ii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter, unaudited consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows), and a narrative discussion, prepared by the officers of the Corporation, comparing the operations for the current fiscal year to date and the same period for the previous fiscal year.

(b) Not less than quarterly, the senior management of the Corporation shall participate in a conference call for holders of Shares to discuss the Corporation’s performance and answer questions.

(c) The Corporation shall make publicly available the items of information called for by Rule 15c2-11 under the 1934 Act (so as to enable quotes in the pink sheets and Rule 144 trading).

Further, if any holder of Shares shall be required to consolidate the results of the Corporation into its own financial statements pursuant to GAAP, the Corporation shall provide such additional information and assistance as shall be reasonably required in connection therewith.

ARTICLE X

TERMINATION OF CERTAIN RIGHTS

The rights and obligations set forth in Sections 4.4(b), 4.4(c), 5.3 (second sentence only) and 5.5 and Article VIII of this Certificate shall terminate on the earliest to occur of: (i) the termination of such rights pursuant to Supermajority Approval; (ii) the listing of the Common Stock on a national securities exchange upon completion of a public offering of Common Stock; and (iii) the effectiveness of a registration statement covering Common Stock filed pursuant to a demand registration under the Registration Rights Agreement.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, Supermajority Approval shall be required to amend, alter or repeal, or adopt any provision of this Certificate; provided, that any amendment or termination of any provision contained herein that relates to (i) the designation of directors by the Major Holders or (ii) Section 4.4(c), shall also require the approval of a majority of the Major Holders.

IN WITNESS WHEREOF, Remy International, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this 6th day of December, 2007.

Name:	John H. Weber
Title:	Chief Executive Officer

[Signature Page to Amended & Restated Certificate of Incorporation]

EXHIBIT “A”

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REMY INTERNATIONAL, INC.

I. GENERAL

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series A Preferred Stock of Remy International, Inc. (the “Corporation”) shall be as set forth in this Exhibit “A” (the “Series A Preferred Stock Designation”).

II. CERTAIN DEFINITIONS

For purposes of this Series A Preferred Stock Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

B. “Board of Directors” means the board of directors of the Corporation.

C. “Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

D. “Calculation Agent” means American Stock Transfer and Trust Company.

E. “Change of Control” shall occur if:

(i) the Corporation shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Corporation (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Corporation” shall include, without limitation, assets accounting for 51 % or more of the sales of the Corporation and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(ii) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the Issue Date (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) in the same proportion as before such transaction;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag along sale pursuant to the terms of the certificate of incorporation of the Corporation, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (iii) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Corporation; provided, however, that for purposes of this clause (iii) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (iii)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity; or

(iv) at any time (A) that the Corporation or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was made pursuant to special nomination rights provided under the Corporation’s or such successor’s certificate of incorporation or a stockholders agreement between the Corporation or such successor and such stockholder or stockholders or approved by a vote of a majority of the directors of the Corporation or such successor then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

F. “Determination Date” means, with respect to any Dividend Rate Period, the second London Banking Day preceding the first day of such Dividend Rate Period (with the exception of the first Determination Date, which shall be the second London Banking Day preceding the Issuance Date).

G. “Dividend Amount” means the product of (a) the Dividend Rate, (b) the number of days during the Dividend Rate Period, and (c) the then applicable Reference Preference Amount.

H. “Dividend Date” means the first Business Day of each January, April, July and October.

I. “Dividend Rate Period” means the period commencing on and including a Dividend Rate Establishment Date (with the exception that the first Dividend Rate Period shall commence on and include the Issuance Date) and ending on and including the day immediately preceding the next succeeding scheduled Dividend Rate Establishment Date (with the exception that the last Dividend Rate Period shall end on the day preceding the liquidation of the Corporation or redemption of the Series A Preferred Stock).

J. “Dividend Rate” means (a) the sum of LIBOR plus 20.00% (b) divided by 360.

K. “Dividend Rate Establishment Date” means, for each calendar year during which shares of Series A Preferred Stock are outstanding, each of January 1, April 1, July 1 and October 1 of such calendar year.

L. “Effective Date” means the date of effectiveness of the Plan.

M. “Initial Liquidation Preference” means $1,000.00 per share of Series A Preferred Stock.

N. “Issuance Date” means the date of issuance of the Series A Preferred Stock.

O. “Junior Securities” mean, with respect to any class or series of capital stock or other equity securities of the Corporation, any other class or series of capital stock or other equity securities of the Corporation that rank junior upon liquidation to such class or series of capital stock or other equity securities of the Corporation. Without limiting the generality of the foregoing, the Common Stock and all other capital stock or other equity securities of the Corporation other than the Series B Preferred Stock shall be applicable Junior Securities with respect to the Series A Preferred Stock.

P. “LIBOR” means, with respect to each Dividend Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for three-month periods beginning on the first day of such Dividend Rate Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBOR01 Page does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such offered quotations are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such rates are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Dividend Rate Period will be LIBOR in effect with respect to the immediately preceding Dividend Rate Period.

Q. “Liquidation Preference” means the Initial Liquidation Preference, as increased in accordance with the terms of Article III hereof to include all accrued but unpaid Dividend Amounts.

R. “London Banking Day” is any day in which dealings in U.S. dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

S. “Majority A Holders” means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

T. “Permitted Holder” means each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any Affiliates of such noteholders.

U. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

V. “Reference Preference Amount” means, with respect to (a) the first Dividend Rate Period, an amount equal to the Initial Liquidation Preference and (b) with respect to each subsequent Dividend Rate Period, an amount equal to the sum of (x) the Initial Liquidation Preference, plus (y) the sum of all Dividend Amounts accrued and unpaid prior to the commencement of the applicable Dividend Rate Period.

W. “Representative Amount” means a principal amount of not less than U.S. $ 1,000,000 for a single transaction in the relevant market at the relevant time.

X. “Reuters Screen LIBOR01 Page” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or other page as may replace LIBOR01 on Reuters 3000 Xtra or any successor service) for the purpose of displaying the London interbank offered rates of major banks.

Y. “Series B Preferred Stock” means shares of Series B Preferred Stock of the Corporation issued on the Issuance Date,

Z. “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

III. DIVIDENDS

A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted hereunder and by the DGCL, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section III(A). Dividends on each share of the Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate on the Reference Preference Amount thereof from and including the date of issuance of such share of Series A Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Preference of such Series A Preferred Stock (including all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Series A Preferred Stock is redeemed by the Corporation in accordance with Article V and (iii) the date on which such share is otherwise acquired by the Corporation. To the extent not paid, accrued and unpaid dividends as of each Dividend Date shall be entitled to additional dividends at the Dividend Rate on such amount; this is incorporated in the calculation of the Dividend Amount by referencing the Reference Preference Amount. Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. All accrued and unpaid dividends on the Series A Preferred Stock shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. In the event that the funds available for payment of dividends on the date such payment is due in accordance with this Section III(A) are insufficient, dividends shall be paid pro rata to the Series A Preferred Stock and the Series B Preferred Stock according to the respective aggregate Liquidation Preferences thereof.

B. Dividends Accumulate. All dividends which have accrued on each share of Series A Preferred Stock outstanding shall be accumulated and shall remain accumulated dividends with respect to such share of Series A Preferred Stock until paid to the holder thereof.

C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each such holder.

IV. RANK

A. All shares of the Series A Preferred Stock shall rank (i) prior to the Junior Securities; (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority A Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”; it being understood that the Series B Preferred Stock shall be deemed to be Pari Passu Securities); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority A Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to (x) payment of dividends and (y) distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary

V. REDEMPTION

A. In the event of (i) a Change of Control, or (ii) a public offering of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement filed under the Securities Act of 1933, as amended, and covering new shares issued by the Corporation constituting 35% or more of the Corporation’s Common Stock (a “Qualified Public Offering”), the Corporation shall redeem the Series A Preferred Stock, in whole in cash, out of the assets of the Corporation legally available therefor, at a redemption price per share equal to the Liquidation Preference, as soon as practicable but in no event later than five (5) Business Days following the consummation of such Change of Control or Qualified Public Offering.

B. Any redemption made by the Corporation shall be made by providing at least ten (10) days advance written notice (the “Redemption Notice”) to the holders of shares of Series A Preferred Stock.

C. The price per share of Series A Preferred Stock required to be paid by the Corporation pursuant to Article V(A) (the “Redemption Amount”) shall be paid to the holders within five (5) Business Days of the effective date of the redemption (the “Redemption Date”); provided, however, that in the event of a redemption in whole, the Corporation shall not be obligated to deliver any portion of the Redemption Amount until either the Series A Preferred Stock certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Section B of Article IX below. The sole right of holders of Series A Preferred Stock on and after the Redemption Date is to receive the Redemption Amount, unless the Corporation defaults in the payment of the Redemption Amount, All shares of Series A Preferred Stock in respect of which the Redemption Amount is not paid when due in accordance with this Article V shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided in this Series A Preferred Stock Designation. The Corporation shall not consummate a Qualified Public Offering or approve a Change of Control, and the Corporation’s stockholders shall be prohibited from effecting a Change of Control, unless, as a condition to the consummation of any such Qualified Public Offering or Change of Control, adequate provisions are made to fully satisfy the Corporation’s redemption obligations set forth in Subsection (A) of Article V hereof, including, without limitation, by funding the Redemption Amount from proceeds payable directly to stockholders.

VI. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation liquidates, dissolves or winds up, or if the Corporation otherwise liquidates, dissolves or winds up (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference, with respect to each share of Series A Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment in full to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among the holders of such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, including this Series A Preferred Stock Designation, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C. In the event of a Liquidation Event, if the consideration received by the Corporation in respect of such Liquidation Event is other than cash, its value will be deemed its fair market value as determined by the Corporation’s Board of Directors and approved by the Majority A Holders. Any securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows:

(i) if traded on a securities exchange or through the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors and approved by the Majority A Holders.

D. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the Board of Directors and approved by the Majority A Holders.

VII. VOTING RIGHTS

A. The holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the DGCL, in this Article VII and in Article VIII below.

B. To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority A Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

VIII. PROTECTIVE PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority A Holders:

(i) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of the Series A Preferred Stock or increase the authorized number of shares of Series A Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable Series A Preferred Stock Designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

(ii) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable Series A Preferred Stock Designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

(iii) other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock, authorize, designate, issue or obligate itself to issue or reclassify any securities into any Senior Securities or Pari Passu Securities;

(iv) issue any shares of Series A Preferred Stock or Series B Preferred Stock (other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock) other than on the Issuance Date;

(v) other than pursuant to Article V hereof, declare or pay a dividend or distribution on, or redeem, repurchase or otherwise acquire (or make any payment into or set aside a sinking fund for such purpose) any shares of common stock or other equity securities of the Corporation (except that the Corporation may effect a de minimis purchase of Common Stock from a senior executive leaving the Corporation’s employment); or

(vi) enter any contract, agreement or undertaking that would violate or be in conflict with the rights, privileges and preferences of the Series A Preferred Stock.

IX. MISCELLANEOUS

A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are redeemed or repurchased by the Corporation, the shares so redeemed or repurchased shall be canceled, shall return to the status of authorized, but unissued shares of Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

C. Waiver. Notwithstanding any provision in this Series A Preferred Stock Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority A Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

D. Remedies. Holders of the Series A Preferred Stock shall have all such remedies against the Corporation for violations of the terms and conditions hereof, at law and at equity, as are available under the DGCL and applicable law.

EXHIBIT “B”

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REMY INTERNATIONAL, INC.

I. GENERAL

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series B Preferred Stock of Remy International, Inc. (the “Corporation”) shall be as set forth in this Exhibit “B” (the “Series B Preferred Stock Designation”).

II. CERTAIN DEFINITIONS

For purposes of this Series B Preferred Stock Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

B. “Board of Directors” means the board of directors of the Corporation.

C. “Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

D. “Calculation Agent” means American Stock Transfer and Trust Company.

E. “Change of Control” shall occur if:

(i) the Corporation shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Corporation (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Corporation” shall include, without limitation, assets accounting for 51% or more of the sales of the Corporation and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(ii) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the Issue Date (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) in the same proportion as before such transaction;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag along sale pursuant to the terms of the certificate of incorporation of the Corporation, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (iii) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Corporation; provided, however, that for purposes of this clause (iii) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (iii)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity; or

(iv) at any time (A) that the Corporation or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was made pursuant to special nomination rights provided under the Corporation’s or such successor’s certificate of incorporation or a stockholders agreement between the Corporation or such successor and such stockholder or stockholders or approved by a vote of a majority of the directors of the Corporation or such successor then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

F. “Determination Date” means, with respect to any Dividend Rate Period, the second London Banking Day preceding the first day of such Dividend Rate Period (with the exception of the first Determination Date, which shall be the second London Banking Day preceding the Issuance Date).

G. “Dividend Amount” means the product of (a) the Dividend Rale, (b) the number of days during the Dividend Rate Period, and (c) the then applicable Reference Preference Amount.

H. “Dividend Date” means the first Business Day of each January, April, July and October.

I. “Dividend Rate Period” means the period commencing on and including a Dividend Rate Establishment Date (with the exception that the first Dividend Rate Period shall commence on and include the Issuance Date) and ending on and including the day immediately preceding the next succeeding scheduled Dividend Rate Establishment Date (with the exception that the last Dividend Rate Period shall end on the day preceding the liquidation of the Corporation or redemption of the Series B Preferred Stock).

J. “Dividend Rate” means (a) the sum of LIBOR plus 20.00% (b) divided by 360.

K. “Dividend Rate Establishment Date” means, for each calendar year during which shares of Series B Preferred Stock are outstanding, each of January 1, April 1, July 1 and October 1 of such calendar year.

L. “Effective Date” means the date of effectiveness of the Plan,

M. “Initial Liquidation Preference” means $1,000.00 per share of Series B Preferred Stock.

N. “Issuance Date” means the date of issuance of the Series B Preferred Stock.

O. “Junior Securities” mean, with respect to any class or series of capital stock or other equity securities of the Corporation, any other class or series of capital stock or other equity securities of the Corporation that rank junior upon liquidation to such class or series of capital stock or other equity securities of the Corporation. Without limiting the generality of the foregoing, the Common Stock and all other capital stock or other equity securities of the Corporation other than the Series A Preferred Stock shall be applicable Junior Securities with respect to the Series B Preferred Stock.

P. “LIBOR” means, with respect to each Dividend Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for three-month periods beginning on the first day of such Dividend Rate Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Determination Date. If Reuters Screen LIBOR01 Page does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such offered quotations are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such rates are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Dividend Rate Period will be LIBOR in effect with respect to the immediately preceding Dividend Rate Period.

Q. “Liquidation Preference” means the Initial Liquidation Preference, as increased in accordance with the terms of Article III hereof to include all accrued but unpaid Dividend Amounts.

R. “London Banking Day” is any day in which dealings in U.S. dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

S. “Majority B Holders” means the holders of a majority of the then outstanding shares of Series B Preferred Stock.

T. “Permitted Holder” means each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any Affiliates of such noteholders.

U. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

V. “Reference Preference Amount” means, with respect to (a) the first Dividend Rate Period, an amount equal to the Initial Liquidation Preference and (b) with respect to each subsequent Dividend Rate Period, an amount equal to the sum of (x) the Initial Liquidation Preference, plus (y) the sum of all Dividend Amounts accrued and unpaid prior to the commencement of the applicable Dividend Rate Period.

W. “Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

X. “Reuters Screen LIBOR01 Page” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or other page as may replace LIBOR01 on Reuters 3000 Xtra or any successor service) for the purpose of displaying the London interbank offered rates of major banks.

Y. “Series B Preferred Stock” means shares of Series B Preferred Stock of the Corporation issued on the Issuance Date.

Z. “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

III. DIVIDENDS

A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted hereunder and by the DGCL, the Corporation shall pay preferential dividends to the holders of the Series B Preferred Stock as provided in this Section III(A). Dividends on each share of the Series B Preferred Stock shall accrue on a daily basis at the Dividend Rate on the Reference Preference Amount thereof from and including the date of issuance of such share of Series B Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Preference of such Series B Preferred Stock (including all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Series B Preferred Stock is redeemed by the Corporation in accordance with Article V and (iii) the date on which such share is otherwise acquired by the Corporation. To the extent not paid, accrued and unpaid dividends as of each Dividend Date shall be entitled to additional dividends at the Dividend Rate on such amount; this is incorporated in the calculation of the Dividend Amount by referencing the Reference Preference Amount. Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. All accrued and unpaid dividends on the Series B Preferred Stock shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. In the event that the funds available for payment of dividends on the date such payment is due in accordance with this Section III(A) are insufficient, dividends shall be paid pro rata to the Series A Preferred Stock and the Series B Preferred Stock according to the respective aggregate Liquidation Preferences thereof.

B. Dividends Accumulate. All dividends which have accrued on each share of Series B Preferred Stock outstanding shall be accumulated and shall remain accumulated dividends with respect to such share of Series B Preferred Stock until paid to the holder thereof.

C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B Preferred Stock held by each such holder.

IV. RANK

A. All shares of the Series B Preferred Stock shall rank (i) prior to the Junior Securities; (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority B Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the “Pari Passu Securities”; it being understood that the Series A Preferred Stock shall be deemed to be Pari Passu Securities); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority B Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities”), in each case as to (x) payment of dividends and (y) distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary

V. REDEMPTION

A. In the event of (i) a Change of Control, or (ii) a public offering of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement filed under the Securities Act of 1933, as amended, and covering new shares issued by the Corporation constituting 35% or more of the Corporation’s Common Stock (a “Qualified Public Offering”), the Corporation shall redeem the Series B Preferred Stock, in whole in cash, out of the assets of the Corporation legally available therefor, at a redemption price per share equal to the Liquidation Preference, as soon as practicable but in no event later than five (5) Business Days following the consummation of such Change of Control or Qualified Public Offering.

B. Any redemption made by the Corporation shall be made by providing at least ten (10) days advance written notice (the “Redemption Notice”) to the holders of shares of Series B Preferred Stock.

C. The price per share of Series B Preferred Stock required to be paid by the Corporation pursuant to Article V(A) (the “Redemption Amount”) shall be paid to the holders within five (5) Business Days of the effective date of the redemption (the “Redemption Date”); provided, however, that in the event of a redemption in whole, the Corporation shall not be obligated to deliver any portion of the Redemption Amount until either the Series B Preferred Stock certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Section B of Article IX below. The sole right of holders of Series B Preferred Stock on and after the Redemption Date is to receive the Redemption Amount, unless the Corporation defaults in the payment of the Redemption Amount. All shares of Series B Preferred Stock in respect of which the Redemption Amount is not paid when due in accordance with this Article V shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided in this Series B Preferred Stock Designation. The Corporation shall not consummate a Qualified Public Offering or approve a Change of Control, and the Corporation’s stockholders shall be prohibited from effecting a Change of Control, unless, as a condition to the consummation of any such Qualified Public Offering or Change of Control, adequate provisions are made to fully satisfy the Corporation’s redemption obligations set forth in Subsection (A) of Article V hereof, including, without limitation, by funding the Redemption Amount from proceeds payable directly to stockholders.

VI. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation liquidates, dissolves or winds up, or if the Corporation otherwise liquidates, dissolves or winds up (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference, with respect to each share of Series B Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment in full to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among the holders of such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, including this Series B Preferred Stock Designation, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C. In the event of a Liquidation Event, if the consideration received by the Corporation in respect of such Liquidation Event is other than cash, its value will be deemed its fair market value as determined by the Corporation’s Board of Directors and approved by the Majority B Holders. Any securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows:

(i) if traded on a securities exchange or through the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors and approved by the Majority B Holders.

D. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the Board of Directors and approved by the Majority B Holders.

VII. VOTING RIGHTS

A. The holders of the Series B Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the DGCL, in this Article VII and in Article VIII below.

B. To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority B Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

VIII. PROTECTIVE PROVISIONS

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority B Holders:

(i) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of the Series B Preferred Stock or increase the authorized number of shares of Series B Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable Series B Preferred Stock Designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

(ii) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series B Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable Series B Preferred Stock Designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

(iii) other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock, authorize, designate, issue or obligate itself to issue or reclassify any securities into any Senior Securities or Pari Passu Securities;

(iv) issue any shares of Series A Preferred Stock or Series B Preferred Stock (other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock) other than on the Issuance Date;

(v) other than pursuant to Article V hereof, declare or pay a dividend or distribution on, or redeem, repurchase or otherwise acquire (or make any payment into or set aside a sinking fund for such purpose) any shares of common stock or other equity securities of the Corporation (except that the Corporation may effect a de minimis purchase of Common Stock from a senior executive leaving the Corporation’s employment); or

(vi) enter any contract, agreement or undertaking that would violate or be in conflict with the rights, privileges and preferences of the Series B Preferred Stock.

IX. MISCELLANEOUS

A. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are redeemed or repurchased by the Corporation, the shares so redeemed or repurchased shall be canceled, shall return to the status of authorized, but unissued shares of Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date.

C. Waiver. Notwithstanding any provision in this Series B Preferred Stock Designation to the contrary, any provision contained herein and any right of the holders of Scries B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Majority B Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

D. Remedies. Holders of the Series B Preferred Stock shall have all such remedies against the Corporation for violations of the terms and conditions hereof, at law and at equity, as are available under the DGCL and applicable law.